UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 20, 2009

SENTISEARCH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52320	20-5655648
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1217 South Flagler Drive, 3rd Floor, West Palm Beach, Florida		33401
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: 805-684-1830

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 2.03.  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AND OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
ITEM 3.02.    UNREGISTERED SALES OF EQUITY SECURITIES.

On October 26, 2009, SentiSearch, Inc. (the “Company”) issued to each of four individuals who qualify as “accredited investors”, $50,000 principal amount of its subordinated convertible promissory notes (the “Notes”) (a total of $200,000 principal amount of Notes). The investors include Joseph Pagano, the Company’s Chief Executive Officer, Secretary, Treasurer and Chairman of the Board of Directors, Frederick R. Adler, a director of the Company and Samuel A. Rozzi, a beneficial owner of more than 10% of the Company’s outstanding common stock. The  $50,000 principal amount of Notes issued to Mr. Pagano represent $25,000 of new funds received by the Company  and a rollover of the previously reported $25,000 loan made by Mr.  Pagano to the Company on September 10, 2009.  The Notes were issued in private transactions pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933.

Principal and accrued interest on the Notes are payable upon demand of the holders, which may be made at any time on or after the earlier of: (i) the date on which the Company publicly announces a joint venture or strategic relationship, the execution of a license, or similar agreement with a third-party with respect to the Company’s technology and (ii) the date on which the Company files with the Securities and Exchange Commission (the “SEC”) an annual report on Form 10-K which includes audited financial statements for the year ending December 31, 2009 (the “Target Date”).  The Notes bear interest at the rate of 4% per annum.

The holders may convert the outstanding principal amount of the Notes and accrued and unpaid interest thereon into shares of the Company’s common stock at any time commencing on the fifth trading day immediately following the Target Date at the conversion price in effect on such date.  The conversion price shall be the greater of (i) the average of the closing sale price of the Company’s common stock for the five trading days immediately following the Target Date and (ii) $0.05 per share.  The Company may prepay the Notes on 20 days prior written notice to the holders which may be delivered at any time after which the Notes become convertible.  The Company has agreed to include the shares of common stock issuable upon conversion of the Notes in any applicable registration statement filed by the Company with the SEC covering equity securities of the Company.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 20, 2009, the Board of Directors determined to increase its size from three members to four members and appointed Mr. Dean Gresk to serve on the Company’s Board of Directors.  Mr. Gresk has not been appointed to serve on any committee of the Company’s Board of Directors.

As compensation for his service as a Board member, the Board of Directors granted Mr. Gresk 100,000 non-qualified options, each to purchase one share of common stock of the Company at an exercise price of $0.05 per share.  These options were fully vested as of the date of grant and expire on October 20, 2019.  Mr. Gresk will also provide certain services to the Company for which he will be paid $500 per day, together with reimbursement for travel expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTISEARCH, INC.

Dated: October 26, 2009	By:	/s/ Joseph K. Pagano
Name: Joseph K. Pagano
Title: Chief Executive Officer, Secretary, Treasurer and Chairman of the Board